                                                                   EXHIBIT 10.19

October 19, 2001

David Rowe
4627 Laramie Gate Ct.
Pleasanton, CA

Dear Dave:

We are pleased to offer you the position of Vice President of Marketing and Product Strategy at SourcingLink.net, Inc. (the "Company"), reporting to the Chief Executive Officer of the Company. If ratified by the Board of Directors, you will also become an executive officer of the Company. Your base salary will start at $15,000.00 per month with the agreement that this salary will not be reduced without your consent. We anticipate that your start date will be October 22, 2001.

Soon after the commencement of your employment and subject to Board approval, the Company will grant you a stock option to purchase 95,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. The option shall vest over a period of four (4) years, with 25% vesting on the quarter-end following the first anniversary of the Effective Date, and the balance in the second, third and fourth years shall vest quarterly.

In addition to your base salary and the stock options described above, you shall be eligible for an annual performance bonus and as director responsible for supplier activation, a commission based on supplier subscriptions. The bonus opportunity will be up to 25% of your annual base salary, which shall be based upon the attainment of certain objectives to be mutually determined by the Chief Executive Officer and you within the first 30 days of employment. In the first year, such bonus will be prorated based upon the number of months worked. An additional bonus opportunity for over-performance in the form of more stock options will also be established.

For the balance of fiscal 2002, as director responsible for supplier activation, you will earn a commission of up to 4% on net subscription payments received from suppliers including the GNX TPD program, but limited to 2% on net subscriptions derived via an agent or the like. During this period, there will be a cap on total commissions of $300,000. This commission program will be evaluated at the end of the fiscal year, and from time-to-time thereafter, and extended or modified as appropriate.

As a regular employee of the Company, you will be eligible for two (2) weeks of vacation for the first year and three (3) weeks for the following years, coverage under the Company's group medical and dental plans, and the other benefits that the Company provides from time to time to comparable employees. You will also be reimbursed for all reasonable business expenses subject to your compliance with the Company's reimbursement policies. In addition, the Company will enter into a severance arrangement which, during the first year of employment, will provide 3 months of salary, increasing by one month (i) at the first anniversary date, and (ii) for each quarter of employment thereafter, to a maximum severance benefit of 6 months of salary. It will relate only to a situation in which you are terminated by the Company and such termination is not for cause. The severance arrangement is subject to agreement by you and the Company on the details of the arrangement and to approval by the Company's Board of Directors.

Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. You agree to be employed by the Company on such an "at will" basis. Any contrary representations which have been made or which may be made to you are superseded by this offer. This provision can only be changed or revoked in a formal written contract signed by the Chief Financial Officer of the Company, and with the further approval of the Chief Executive Officer, and cannot be changed by any express or implied agreement based on statements or actions.

________________________________________________________________________________

This letter sets forth the entire agreement between you and the Company. Once signed by you it will become a legally binding contract, and will supersede all prior discussions, promises, and negotiations. Any additions or modifications of these terms would have to be in writing and signed by yourself and the Chief Executive Officer. Your employment pursuant to this offer is contingent upon you executing the enclosed Confidentiality and Inventions Agreement and Insider Trading and Tipping Agreement, upon you providing the Company with the legally required proof of your identity and authorization to work in the United States, and upon your continued compliance with the Company's policies and procedures as established from time to time.


I am very excited about you joining our management team and feel confident that with your contributions we can continue our momentum. If you accept the above-described offer, please return to me a signed copy of this letter and the executed Confidentiality and Inventions Agreement and Insider Trading and Tipping Agreement. This offer, if not accepted, will expire on October 22, 2001.

Sincerely,

SourcingLink.net, Inc.


By: /s/ DAN RAWLINGS
    -----------------------------
    Dan Rawlings
    Chief Executive Officer



I accept this offer:

     /s/ DAVID ROWE                                           10-19-01
---------------------------------                       -----------------------
         David Rowe                                     Date






________________________________________________________________________________
SourcingLink.net, Inc.                                         Tel: 858.385.8900
16855 W. Bernardo Drive, Suite 260       E-mail Address: smaloy@sourcinglink.net
San Diego, CA  92127                              Web Site: www.SourcingLink.net